Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 33-56491, 333-02201, 333-93755, 333-42224, 333-105720, 333-125289, and 333-157050 on Form S-8; Registration No. 333-74902 on Form S-3; and Registration Statement No. 333-116879 on Form S-4 of Brinker International, Inc. of our reports dated August 27, 2012, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 27, 2012 and June 29, 2011, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2012, and the effectiveness of internal control over financial reporting as of June 27, 2012, which reports appear in the 2012 Annual Report to Shareholders on Form 10-K of Brinker International, Inc.

KPMG LLP

Dallas, Texas

August 27, 2012